Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sonic Automotive, Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 333-82615, 333-71803, 333-68183, 333-96023, 333-50430, 333-50430-01 through 333-50430-G7, 333-160452, 333-160452-01 through 333-160452-277, 333-161519, 333-161519-01 through 333-161519-277) on Form S-3, (No. 333-77407) on Form S-3MEF, (Nos. 333-51978, 333-165718, 333-165718-01 through 333-165718-277, 333-182307, 333-183709, 333-183709-001 through 333-183709-284, 333-188804, 333-188804-01 through 333-188804-195 and 333-218382-01 through 333-218382-233) on Form S-4 and (Nos. 333-81059, 333-81053, 333-69907, 333-69899, 333-65447, 333-49113, 333-69901, 333-95791, 333-46272, 333-46274, 333-102052, 333-102053, 333-109411, 333-117065, 333-124370, 333-142435, 333-142436, 333-159674, 333-159675, 333-180814, 333-180815, 333-204027 and 333-217504) on Form S-8 of Sonic Automotive, Inc. of our reports dated February 21, 2019, with respect to the consolidated balance sheets of Sonic Automotive, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes  (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 Annual Report on Form 10-K of Sonic Automotive, Inc.

Our report refers to a change in Sonic Automotive, Inc.’s method of accounting for revenue in 2018 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Charlotte, North Carolina
February 21, 2019